UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2024

Apollo Realty Income Solutions, Inc

(Exact name of Registrant as Specified in Its Charter)

Maryland	333-264456	87-2557571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, Inc. 9 West 57th Street, 42nd Floor New York, New York		10019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 515-3200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events

Apollo Realty Income Solutions, Inc. (the “Company”) ended the year ended December 31, 2023, having raised $409.0 million since breaking escrow in December 2022, bringing total net sales proceeds to $545.5 million as of December 31, 2023. During the year ended December 31, 2023, the Company deployed approximately $500 million across both commercial real estate equity and debt investments with a significant majority of the capital deployed into real estate loans that are primarily floating rate and senior in the capital structure.

Given its flexible mandate to invest in income-generating opportunities across the capital stack, the Company currently has a focus on originating commercial real estate loans in a higher interest rate environment, evidenced by the below commitments made in the fourth quarter of 2023. The Company has also selectively acquired newer vintage, well-leased assets in sectors exhibiting attractive fundamentals and those that the Company believes will benefit from long-term demand drivers.

As previously disclosed in the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 2023, on October 27, 2023, the Company acquired the Hallmark Distribution Center II, a newly constructed, approximately 847,000 square foot industrial distribution facility located in Liberty, MO (Kansas City metropolitan area). The property was acquired from an unaffiliated third party for $65.0 million and is 100% leased to Hallmark Marketing Company and guaranteed by Hallmark Cards, Inc. At closing, the Company financed the property with $36.0 million of third-party debt. The property was developed as a build-to-suit for Hallmark, delivered to Hallmark in 2023, and is located next door to Hallmark Distribution Center I (which, together with the property, will collectively function as Hallmark’s distribution hub).

On November 7, 2023, the Company closed on a $26.0 million pari passu interest in a $126.0 million senior mortgage loan as part of a $177.5 million financing package secured by The Bon, a recently developed multifamily property located in the Fenway neighborhood of Boston, MA totaling 451 residential units and 15,785 square feet of commercial space. The property was delivered in December 2022 and features a fitness center, landscaped gardens, and a roof terrace. Affiliates of Apollo Global Management, Inc. (together with its subsidiaries, “Apollo”) acquired the remaining pari passu interests in the senior loan. The mortgage is senior to a B-note of $51.5 million to be provided by a third party.

On November 9, 2023, the Company closed on a $50.0 million pari passu interest in a $172.7 million floating-rate senior mortgage loan for the acquisition of the GCP Self-Storage Portfolio, a nine-property self-storage portfolio comprising approximately 977,000 total square feet and approximately 9,200 units located in Los Angeles, Philadelphia, Northern California, Washington DC, and the Inland Empire. Affiliates of Apollo acquired the remaining pari passu interests in the senior loan. At loan closing, the sponsor closed on the purchase of two of the properties, with the remainder to be acquired by the sponsor upon construction completion.

On November 17, 2023, the Company closed on a $25.0 million pari passu interest in a $92.4 million floating-rate first mortgage loan for the construction of Woodview Commons, a multifamily rental community comprising 456 residential units in Ann Arbor, MI. The project will consist of a diverse mix of 1–3-bedroom traditional stacked units, 100 two-story adjoined townhome style units, and 90 single story standalone ranch units. The project will also include 760 parking spaces. Affiliates of Apollo acquired the remaining pari passu interest in the senior loan. The mortgage is senior to a mezzanine loan of $32.0 million to be provided by a third-party.

On December 20, 2023, the Company closed on a $50.0 million pari passu interest in a $150.0 million senior mortgage loan secured by 116 John Street, a 35-story, 416-unit, 100% market rate multifamily property with 5,858 square feet of ground floor retail located in Downtown Manhattan, New York. The property features a strong amenity package, and 183 of the 416 residential units are master leased to Sonder (NYSE: SOND). Affiliates of Apollo acquired the remaining pari passu interest in the senior loan.

On December 28, 2023, the Company closed on a $60 million pari passu interest in a $410.0 million senior mortgage loan secured by SF75, a portfolio of 75 multifamily properties located throughout San Francisco, CA. The properties in the portfolio have an average building size of 29 units and are spread across 24 different neighborhoods throughout San Francisco, with the largest concentrations in Nob Hill, Downtown, and Pacific Heights. Affiliates of Apollo acquired the remaining pari passu interest in the senior loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Realty Income Solutions, Inc.

Date: January 26, 2024	By:	/s/ John Calace
Name: John Calace
Title: Chief Financial Officer, Treasurer and Secretary